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TIAA - CREF Institutional Mutual Funds
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September 23, 2005

Honorable Phil Angelides
Office of California State Treasurer
915 Capitol Mall
Room 110
Sacramento, California 94209

Dear Treasurer Angelides:

     I am writing this letter on behalf of the Independent Trustees of the TIAA-CREF Institutional Mutual Funds (Funds).1 At the September 20th meeting of the Funds’ Board, Herb Allison informed the Board that he met with you and your staff on Friday, September 16, to discuss the relationship between TIAA-CREF and the Golden State ScholarShare 529 program. Based upon your discussion with Mr. Allison -- and your staff’s request on Monday, September 19 for additional information on the process that led to our recommendation for a new investment management agreement for the Funds -- we welcome this opportunity to share with you some additional insights on this important matter. As the Funds’ Independent Trustees, we hope our perspective offers a deeper understanding not only of the purpose and rationale of the proposed agreement itself, but also of the lengthy deliberative process that led to our unanimous recommendation of the new agreement to shareholders.

     Before I describe the nature and details surrounding our deliberations, I would like to emphasize the perspective through which we viewed our decision. The Board of the Funds (like the Boards of the other TIAA-CREF registered funds) is relatively rare among fund boards, in that it is comprised entirely of trustees who are independent of the Funds’ investment adviser,

1 This communication is part of TIAA-CREF Institutional Mutual Funds’ (the “Funds”) effort to explore with shareholders the feasibility of pursuing a proxy vote to approve a new investment management agreement. Accordingly, we are filing it with the Securities and Exchange Commission. If the Funds determine to pursue the proxy solicitation, shareholders will receive a proxy statement. You will also be able to get the proxy statement, and any other relevant documents filed with the Securities and Exchange Commission (SEC), free of charge at the SEC’s web site. Please read the proxy statement if and when it is available because it will contain important information about your vote.

www.tiaa-cref.org             730 Third Avenue, New York, NY 10017-3206

Teachers Advisors, Inc. (the Advisor). Thus, in pursuing our obligations to act solely in the best interest of Fund shareholders, we have no conflicting interest. It is from this fiduciary perspective that we reviewed the Advisor’s proposal.

     To underscore Mr. Allison’s remarks, our approval to seek an increase in the rates of the advisory fees on some of the Funds was not granted quickly or lightly. To the contrary, it was only granted after lengthy diligence and deliberation. To satisfy the Board’s fiduciary responsibilities, we had to be confident that the proposed new fee structure was fair and reasonable to shareholders. In this connection, we found it important that the proposal would enable the Advisor to continue as an effective manager of the Funds, and that it was in keeping with TIAA-CREF’s tradition of providing high-quality investment management services at fees competitive with other low-cost providers.

     Accordingly, we met with management of the Advisor on six separate occasions between December 7, 2004, and May 17, 2005 to discuss, debate and deliberate recommendations with respect to the fee rates and expenses associated with the investment management agreement and related fund matters. These meetings were long and arduous, with one lasting almost 13 hours and another lasting almost 14 hours. The Board questioned the Advisor rigorously and requested detailed information, including independent competitive peer analysis of expenses and performance data for each Fund, as well as financial and profitability data for the Advisor on both a current and pro forma basis. We were advised by independent legal counsel throughout these deliberations. Prior to and after these meetings, the Board received information relating to the proposed new investment management agreement and was given the opportunity to ask questions and request further information from the Advisor.

     In considering a new investment management agreement, the Board’s overarching concerns were:

  That the fee rates would remain at a level that would position the Funds among the lowest priced offerings in the industry.
  To mitigate the impact of the fee increases wherever possible or appropriate, by, among other things, requiring temporary waivers of the fee increases in the case of underperforming funds and requiring breakpoint discounts as assets on certain funds grow.
  That the Advisor advised us that unless the fee rates reached a level adequate to produce a profit to enable it to continue to provide its services to the Funds at the highest levels, it could be required to recommend that we liquidate the funds.
  That the increased fee rates be consistent with TIAA-CREF’s philosophy that any such profit must be within parameters acceptable and appropriate for a nonprofit organization.

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     In addition to these concerns, the Board’s deliberations covered a broad range of issues, as detailed in the Funds’ proxy statement dated July 5, 2005. These included consideration of the following facts:

  The Funds’ fee rates historically were set at extremely low levels, making it difficult for the Advisor to sustain the level and quality of management and service that shareholders expect in this competitive environment.
  Despite ongoing losses to the Advisor and the fact that its fee rates were much lower than most of its peers, the Advisor had never previously asked for a fee increase. In fact, in 2002, the Advisor decreased its fee rates on some of the funds, even as costs were rising.
  Over time, it had become increasingly expensive to operate mutual funds due to intensified competition for talented portfolio managers and other key investment management and administrative personnel, and higher compliance costs.
  That in keeping with legal requirements, the Board would annually review the Advisor’s fee rates to assure that they remain fair and reasonable, including assuring that any profits are not excessive.

     The Board also reviewed data and other information related to the proposed fee increases, including:

  Detailed information provided by the Advisor relating to the nature, extent and quality of the services currently provided.
  Detailed independent analysis of comparative expenses and performance data for each class of shares of each of the Funds, prepared by Lipper, Inc., a Reuters company that is an independent provider of investment company data.
  Financial information provided about the Advisor and its affiliated companies, including an analysis of the profitability of the Advisor’s operations and the effect of the fee increase on the short-term and long-term financial condition of the Advisor.
  Investment performance, fee rates charged by other advisors, cost and profitability, comparisons with other clients of the Advisor, and the fact that the Advisor would mitigate the impact of the fee rate increases by capping other expenses and waiving a portion of the fees on the Growth Equity and Growth & Income Funds, until such time as performance improves.

Importantly, the Board also considered that:

  While the fact that the magnitude of the percentage fee increases requested by the Advisor was significant, the Advisor would earn only a modest profit even after the fee rate increase and the Funds would continue to be among the lowest priced offerings in the industry.
  As disclosed in the Funds’ proxy statement, the Advisor would have flexibility to support multiple opportunities to expand the channels

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through which the Funds are distributed, thereby increasing asset growth and enabling expenses to be spread over a wider base.

     While this five-month review and evaluation process was painstaking, it was also absolutely essential to ensure that we made an objective and fully informed decision. We were satisfied that the advisor responded to our concerns with measurable, independently verifiable information. Our unanimous approval of the proposed investment management agreement reflects our satisfaction with the case made by the Advisor for increases in the fee rates.

     Finally, we want to emphasize that the proposed fee structure would be consistent with the Advisor operating the Funds effectively without having to seek another fee increase in the foreseeable future, while keeping the Funds among the lowest-priced offerings in the industry. Moreover, to continue to protect the interests of shareholders, we will review the profitability levels of the Advisor during our yearly review of the Funds’ management arrangements to ensure that the Advisor’s fee rates remain fair and reasonable, and that its profits for managing the Funds are not excessive. Consistent with our legal responsibilities, we will continue to monitor the appropriateness of the fee rates in light of the profitability of the Advisor.

     We hope this information is helpful in your understanding the rationale for the proposed new investment management agreement, along with the process by which we evaluated and ultimately approved it.

Sincerely, Nancy L. Jacob Chair TIAA-CREF Institutional Mutual Funds

cc:	Deputy Treasurer Ted Eliopolous
ScholarShare Executive Director Carrie Douglas Fong

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Herbert M. Allison, Jr. Chairman, President and Chief Executive Officer, TIAA President and Chief Executive Officer, CREF 212.490.9000 email: hallison@tiaa-cref.org
September 23, 2005

The Honorable Phil Angelides
Office of California State Treasurer
915 Capitol Mall, Room 110
Sacramento, California 95814

Dear Treasurer Angelides:

     Thank you for taking the time to meet with me last Friday to discuss TIAA-CREF’s ongoing relationship with your staff and the ScholarShare Investment Board. I believe that the discussion was quite productive and I very much appreciated the insights you shared regarding our partnership in managing the Golden State ScholarShare Program.

     Responding to your interest in gaining a deeper understanding of the process and nature of the deliberations that led the TIAA-CREF Institutional Mutual Funds’ Independent Board to approve a proposed new advisory agreement for the Funds, I am enclosing a letter from Nancy L. Jacob, Chair of the Funds’ Board. I hope that this letter captures the additional perspective you were seeking about the rationale for the proposal, as well as the rigorous and lengthy deliberative process that resulted in the Board’s unanimous recommendation of the proposal to shareholders. TIAA-CREF is committed to the mutual fund business and delivering high-quality and low-cost products and services to our clients.

     In addition to the factors considered by the Funds’ Independent Board as outlined in the enclosed letter, the Board of TIAA, the parent company of the Advisor, considered that the proposed fee increases would help ensure that the losses being sustained by the Advisor for operating the Funds will not continue to impact the retirement savings of TIAA’s over three million participants.

     Again, thank you and your staff for meeting with me. Please do not hesitate to contact me personally if there are any questions you have about this or any other matters.

Best regards,

cc:	Deputy Treasurer Ted Eliopolous
ScholarShare Program Executive Director Carrie Douglas Fong